Exhibit 99.1

For Immediate Release:

FELCOR ANNOUNCES CONSENT SOLICITATION

WITH RESPECT TO ITS 6.000% SENIOR NOTES DUE 2025

IRVING, Texas — August 1, 2017 — FelCor Lodging Trust Incorporated (“FelCor”) (NYSE: FCH) and its subsidiary, FelCor Lodging Limited Partnership (“FelCor LP”), today announced that FelCor LP has commenced a consent solicitation with respect to its 6.000% Senior Notes due 2025 (CUSIP No. 31430Q BG1) (the “Notes”).

FelCor LP is undertaking the consent solicitation at the request and expense of RLJ Lodging Trust (NYSE: RLJ) (“RLJ”) in accordance with the terms of an Agreement and Plan of Merger (the “Merger Agreement”), among RLJ, RLJ Lodging Trust, L.P. (“RLJ LP”), Rangers Sub I, LLC, a wholly owned subsidiary of RLJ LP (“REIT Merger Sub”), Rangers Sub II, LP, an indirect wholly owned subsidiary of RLJ LP (“Partnership Merger Sub”), FelCor and FelCor LP, providing for the merger of Partnership Merger Sub with and into FelCor LP, with FelCor LP surviving as a wholly owned subsidiary of RLJ LP (the “Partnership Merger”), and immediately thereafter, the merger of FelCor with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly owned subsidiary of RLJ LP (the “REIT Merger” and, together with the Partnership Merger, the “Mergers”).

FelCor LP is soliciting consents (the “Consents”) from holders of record of the Notes as of 5:00 p.m., New York City time, on July 31, 2017 to amend the Indenture governing the Notes, dated as of May 21, 2015 (the “Indenture”), by and among FelCor LP, FelCor, the guarantors party thereto and U.S. Bank National Association, a national banking association (the “Trustee”) to provide that FelCor LP’s obligation under the Indenture to make a “Change of Control Offer” (as defined in the Indenture) will not apply to the Mergers or the other transactions contemplated by the Merger Agreement and to add certain definitions relating to the Mergers (the “Proposed Amendment”). The Proposed Amendment will be effected by a supplemental indenture (the “Supplemental Indenture”) to the Indenture.

If the consent solicitation is not terminated, and if the consents of Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Notes outstanding (the “Required Consents”) are validly delivered (and not validly revoked) prior to 5:00 p.m., New York City time, on August 9, 2017, unless extended (such date and time, as the same may be extended, the “Expiration Date”), the Supplemental Indenture is executed, is effective and becomes operative immediately preceding the effective time of the Partnership Merger (the “Operative Time”), and if each of the other conditions set forth in the Consent Solicitation Statement, dated August 1, 2017 (the “Consent Solicitation Statement”) is satisfied or waived, FelCor LP will pay Holders of the Notes who have validly delivered (and not validly revoked) consent letters (each a “Consent Letter”) a cash payment equal to $2.50 per $1,000 principal amount of the Notes (the “Consent Fee”).  Holders who do not provide their Consents prior to the Expiration Date will not receive the Consent Fee, but will be bound by the Supplemental Indenture (assuming the Required Consents are obtained).

On the Expiration Date, following receipt of the Required Consents, FelCor LP, FelCor, the guarantors party to the Indenture and the Trustee will execute a Supplemental Indenture with respect to the Indenture, which will become effective immediately upon such execution and will become operative at the Operative Time.  The Supplemental Indenture will implement the Proposed Amendment as to all Holders of the Notes and their subsequent transferees, who will be bound thereby, whether or not such Holders have provided their Consents.

Execution of the Supplemental Indenture is not conditioned on, or a condition to, consummation of the proposed Mergers, but the Supplemental Indenture and the Proposed Amendment will only become operative at the Operative Time and the Consent Fee will only be paid upon consummation of the Mergers, which is expected to occur on or about August 31, 2017.

This press release does not set forth all of the terms and conditions of the consent solicitation. Holders should carefully read the

Consent Solicitation Statement, and the accompanying materials, including the Consent Letter, for a complete description of all terms and conditions before making any decision with respect to the consent solicitation. None of FelCor LP, FelCor, the Trustee, the Information Agent (as defined herein), or the Solicitation Agent (as defined herein) makes any recommendation as to whether or not Holders should deliver Consents.  The solicitation agent for the consent solicitation is Barclays Capital Inc. (the “Solicitation Agent”). Additional information concerning the terms and conditions of the consent solicitation, and the procedure for delivering consents, may be obtained from Barclays Capital Inc. by calling (800) 438-3242 (toll-free) or (212) 528-7581 (collect).

Copies of the Consent Solicitation Statement and related documents may be obtained from the information agent, D.F. King & Co., Inc. (the “Information Agent”), by calling (877) 361-7972 (toll-free), (212) 269-5550 (collect) or by email at fch@dfking.com.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any Notes or any other securities. This announcement is also not a solicitation of consents with respect to the Proposed Amendment or any securities. The solicitation of consents is only being made pursuant to the terms of the Consent Solicitation Statement and the related Consent Letter. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

Forward-Looking Statements:

The information presented herein may contain forward looking statements. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which FelCor and RLJ operate and beliefs of and assumptions made by FelCor management and RLJ management, involve significant risks and uncertainties, which are difficult to predict and are not guarantees of future performances, that could significantly affect the financial results of FelCor or RLJ or the combined company after the proposed Mergers. Words such as “projects,” “will,” “could,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “forecast,” “guidance,” “outlook,” “may,” and “might” and variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. FelCor’s ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although FelCor believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, FelCor can give no assurance that its expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may materially and adversely affect FelCor’s or the combined company’s business, financial condition, liquidity, results of operations and prospects, include, but are not limited to: (i) national, regional and local economic climates, (ii) changes in the real estate industry, financial markets and interest rates, or to the business or financial condition of either company or business, (iii) increased or unanticipated competition for the companies’ properties, (iv) risks associated with acquisitions, including the integration of the combined companies’ businesses, (v) the potential liability for the failure to meet regulatory requirements, including the maintenance of REIT status, (vi) availability of financing and capital, (vii) risks associated with achieving expected revenue synergies or cost savings, (viii) risks associated with the companies’ ability to consummate the Mergers and the timing of the closing of the Mergers, (ix) the outcome of any claims and litigation involving or affecting either company, (x) applicable regulatory changes, and (xi) those additional risks and factors discussed in reports filed with the SEC by FelCor and RLJ from time to time, including those discussed under the heading “Risk Factors” in FelCor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and FelCor and RLJ’s other filings with the SEC. Neither FelCor nor RLJ, except as required by law, undertakes any duty to update any forward-looking statements appearing in this document or any other document, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Holders should evaluate any statements made by or on behalf of FelCor or their representatives in light of these important considerations.

Additional Information about the Proposed Merger and Where to Find It

This communication relates to the proposed transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of April 23, 2017, by and among RLJ, FelCor and the other entities party thereto.  In connection with the proposed merger, RLJ has filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of RLJ and FelCor that also constitutes a prospectus of RLJ. RLJ and FelCor also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents (if and when they become available) filed by RLJ and FelCor with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by RLJ with the SEC will be available free of charge on RLJ’s website at www.rljlodgingtrust.com or by emailing RLJ Investor Relations at ir@rljlodgingtrust.com or at 301-280-7774. Copies of the documents filed by FelCor with the SEC will be available free of charge on FelCor’s website at www.felcor.com or by contacting FelCor Investor Relations at asalami@felcor.com or at 972-444-4967.

Certain Information Regarding Participants

RLJ and FelCor and their respective trustees, directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. You can find information about RLJ’s executive officers and Trustees in RLJ’s definitive proxy statement filed with the SEC on March 28, 2017 in connection with its 2017 annual meeting of shareholders and in Form 4s of RLJ’s trustees and executive officers filed with the SEC. You can find information about FelCor’s executive officers and directors in Amendment No. 1 to FelCor’s Annual Report on Form 10-K for the year ended December 31, 2016 on Form 10-K/A filed with the SEC on April 28, 2017. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from RLJ or FelCor using the sources indicated above.

No Offer or Solicitation

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.